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                                                               EXHIBIT 3.1(h)

                         CERTIFICATE OF CORRECTION
                                     OF
                SECOND RESTATED CERTIFICATE OF INCORPORATION
                                     OF
                             KEMPER CORPORATION

     KEMPER CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

     FIRST: That the Second Restated Certificate of Incorporation of Kemper Corporation (the "Restated Certificate") was filed in the Office of the Secretary of State of the State of Delaware on August 22, 1988.

     SECOND: That Section 6 of Part I of Article Fourth in the Restated Certificate is an inaccurate record of the Certificate of Designations, Preferences and Relative, Participating, Optional or Other Special Rights of the Series A Cumulative Convertible Preferred Stock of Kemper Corporation which was filed in the office of the Secretary of State of the State of Delaware on May 6, 1982.

     THIRD: That the correct form of Section 6 of Part I of Article Fourth in the Restated Certificate does and shall include the following provision after the heading "Series A Cumulative Convertible Preferred Stock" and before paragraph (a):

          The Board of Directors of the Corporation at a meeting duly held on March 4, 1982, duly adopted the following resolution, viz:

          RESOLVED that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the "Board") by the provisions of the Certificate of Incorporation of the Corporation, as amended, the Board hereby creates a series of the Preferred Stock of the Corporation to consist of 256,200 shares. The Board hereby fixes the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation of the Corporation which are applicable to the Preferred Stock of all series) as follows:

     FOURTH: That except as otherwise provided in the General Corporation Law of the State of Delaware, this Certificate of Correction shall become effective as of August 22, 1988, the date the Restated Certificate was originally filed.

     IN WITNESS WHEREOF, this Certificate of Correction has been executed as of the 15th day of April, 1993, on behalf of Kemper Corporation by its Chairman of the Board and Chief Executive Officer and attested by its General Counsel and Corporate Secretary, who do hereby affirm, under penalties of perjury, that this Certificate of Correction is the act and deed of Kemper Corporation and the facts stated herein are true.



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                                KEMPER CORPORATION


                                By:/s/David B. Mathis
                                   David B. Mathis
                                   Chairman of the Board and
                                   Chief Executive Officer

ATTEST:


By:/s/ Kathleen A. Gallichio
   Kathleen A. Gallichio
   General Counsel and
   Corporate Secretary



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